VanEck Merk Gold Trust

For Investment Professional Use Only

Please read important risk disclosure information towards the end of this presentation.

VanEck Merk Gold Trust (OUNZ)

OUNZ is a first-of-its kind **deliverable gold ETF**:

- **Convenient** and **cost-efficient** (.40% expense ratio) way to **buy and hold** gold through an exchange traded product
- **Option to take delivery** of physical gold if and when desired (**Not a taxable event***)
- The Trust holds gold bullion in the form of **allocated London Bars**
- Deliverable in **small-denomination bars and coins** as well as London Bars

** Exchanging OUNZ shares for gold in itself is not a taxable event. This isn't tax advice; please see the prospectus for a discussion of how an investment in OUNZ is taxed.*

MERK®

Where's the Gold?

- Bars Held in the form of **Allocated London Bars** in JPM Vault in London
- Latest **Bar List** with serial numbers published on website:

http://www.merkgold.com/market-data.html

CONFIRMED BULLION WEIGHTLIST

Friday 28 Oct 2016 11:48:29

The following items are allocated in the name of Van Eck Merk Gold Trust as on value date 28 Oct 2016

Account No: 4249 - Van Eck Merk Gold Trust

Commodity : Gold

Unit of Weight : Troy Ounces

Total Bars: 313

Total FTO: 126,341.797

Brand	Bar No	Shape	Assay	Gross Ounces	Fine Ounces	Vault
The Perth Mint Aus (Newburn Ref,	201235160	400 Oz.	9956	403.95	402.172	JPM London V
The Perth Mint Aus (Newburn Ref,	[illegible]	400 Oz.	9956	[illegible]	394.929	JPM London V
Anglogold Ashanti Mineracao Brazil	AG8120	400 Oz.	9958	398.275	396.195	JPM London V
The Perth Mint Aus (Newburn Ref,	201235099	400 Oz.	9964	392.625	391.211	JPM London V
Valcambi SA - Suisse	AA 98486	400 Oz.	9996	426.875	426.704	JPM London V
Valcambi SA - Suisse	AA 99485	400 Oz.	9996	406.5	406.337	JPM London V
Valcambi SA - Suisse	AA 98513	400 Oz.	9996	411.525	411.36	JPM London V
Valcambi SA - Suisse	AA 99512	400 Oz.	9996	408.975	408.811	JPM London V
Valcambi SA - Suisse	AA 98511	400 Oz.	9996	387.975	387.819	JPM London V
Valcambi SA - Suisse	AA 99510	400 Oz.	9996	407.225	407.062	JPM London V
Valcambi SA - Suisse	AA 98526	400 Oz.	9995	380.55	380.359	JPM London V
Valcambi SA - Suisse	AA 98525	400 Oz.	9995	391.8	391.604	JPM London V
Valcambi SA - Suisse	AA 98524	400 Oz.	9995	402.25	402.048	JPM London V
Valcambi SA - Suisse	AA 98523	400 Oz.	9995	400.025	399.825	JPM London V
Valcambi SA - Suisse	AA97961	400 Oz.	9962	[illegible]	[illegible]	JPM London V
Valcambi SA - Suisse	AA97962	400 Oz.	9962	399.225	397.708	JPM London V
Valcambi SA - Suisse	AA97963	400 Oz.	9962	[illegible]	[illegible]	JPM London V

Auditing

- Vault audited at least annually by Inspectorate; most recently August 4, 2016
- Vault may be audited anytime
- Vault periodically inspected by Merk. Most recently September 16, 2016

BUREAU VERITAS 1828

INSPECTORATE

Inspectorate Reference: 16005254 Date: 04 August 2016

REPORT OF	:	AUDIT
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	03 August 2016
AUDIT COMMENCED	:	04 August 2016
AUDIT COMPLETED	:	04 August 2016

Taking Delivery

- Go to: http://www.merkgold.com/taking-delivery.html
- 1) **Fill out delivery application and submit** electronically to Sponsor.
- 2) Receive email with directions to **instruct your broker to deliver ETF shares** to the Trustee in exchange for underlying gold.
- 3) **Receive gold** by insured mail (UPS for small denomination bars and coins, or Brinks to an approved delivery location if receiving London Bars*). Can deliver to **home address**. Can deliver **anywhere in world**.
- Timeline from Share Submission Date to receipt of gold is typically 4-5 business days.
- London Bars delivered by Brinks to an approved vault will stay within the Good Delivery circle of integrity.
- Gold insured during transit.

Taking Delivery

1. Investor files a Delivery Application

The investor must submit a completed and signed Delivery Application directly to Merk. Once Merk pre-approves a Delivery Application, Merk will provide the investor (typically by email) a Delivery Applicant Share Submission Form along with the pre-approved Delivery Application. The investor must submit a completed and signed Delivery Applicant Share Submission Form to their broker (typically done via fax), with the pre-approved Delivery Application attached.

2. Investor instructs their broker to submit their ETF shares to take delivery of their gold

On the Share Submission Day (or within the applicable grace period), the investor's broker shall, in accordance with the instructions in the Delivery Application:

- Complete and sign the second page of the Delivery Applicant Share Submission Form;
- Fax to the Trustee the completed and signed Delivery Applicant Share Submission Form, with the pre-approved Delivery Application attached; and
- Submit OUNZ shares to the Trustee.

The Delivery Application is not binding until shares are delivered to the Trust

3. Gold sent to Investor

Physical gold will be delivered to a Delivery Applicant based on instructions in the Delivery Application. The Trust will ship physical gold to a Delivery Applicant fully insured using accepted business practices.

Conversion Process

- Investor can take delivery of underlying allocated London Bars or, through conversion process, smaller denomination coins and bars
- The conversions process is comprised of:
  - Redeeming OUNZ shares
  - Moving gold from the Trust account to the Precious Metals Dealer account in London
  - Shipping bars and coins from precious metals dealer to the Delivery Applicant

MERK®

Delivery Fees


OUNZ

Processing Fee = Exchange Fee + Delivery Fee

Exchange Fees			
Type of Gold	Fee per Ounce	Minimum Fee	Purity
1 Ounce Bars (Australian)	$30	$1,200	99.99%
1 Ounce Coins (Kangaroo, Maple Leaf)	$40, $42	$1,600	99.99%
1 Ounce Coins (American Eagle, Buffalo)	$60	$2,500	99.99%
10 Ounce Bars (Australian)	$25	$1,000	99.99%
London Bars	$32	none	99.99%

- Fee per ounce comparable to buying directly from precious metals dealer
- No Delivery Fee for continental US
- Merk may waive or reduce fees

OUNZ Advantages

Cost Effective	0.40% expense ratio, relatively low compared to safely storing physical gold through other means
Liquid	Exchange traded on NYSE. Secondary and primary market liquidity, one cent bid/ask spread, trades near NAV
Deliverable	Ability to convert shares into physical gold delivered anywhere in the world (bars or coins)
Tax Efficient	Converting shares into gold is not a taxable event* as investors take delivery of what they already own: gold

**It is expected that, if an Investor submits shares to the Trust, the exchange for physical gold will generally not be a taxable event. See tax discussion in prospectus. Not tax advice; please consult with a tax professional for tax advice.*

Industry Experts

OUNZ
VanEck Merk Gold Trust

Trustee	Sponsor	Custodian	Legal Counsel	Precious Metals Dealer	Exchange	Marketing Services	Marketing Agent
BNY MELLON ASSET SERVICING	MERK	J.P.Morgan	K&L GATES	Precious Metals Dealer	NYSE EURONEXT	FORESIDE	Van Eck Global SINCE 1955

Comparing Features

	OUNZ	GLD	IAU	PHYS
Structure	ETF	ETF	ETF	Closed End Fund*
Fees	0.40%	0.40%	0.25%	0.35%
Taxation**	Collectible	Collectible	Collectible	Pfic or Cap Gain; deliveries taxable to trust
Backed by Physical Gold	Yes	Yes	Yes	Yes
Min Delivery Size	1 oz	Unallocated baskets: ~10,000 oz	Unallocated baskets: ~500 oz	London Bars, ~400 oz
Min Delivery Value at gold price of $1,300/oz	~$1,300	~$13,000,000	~$650,000	~$520,000
Global home delivery possible	Yes	No	No	No

*Closed end funds may trade at a premium/discount to NAV that is typically greater than for an ETF
** Taxes are paid on at the sale of shares or on the sale of gold, converting shares into gold is not a taxable event
Note: In our view, there are no material differences in the objectives of each product

Source: Fact Sheets and web sites of respective investment vehicles as of 06/30/2014. This information is based upon sources and data believed to be accurate and reliable. Merk Investments LLC makes no representation regarding the advisability of investing in the products herein. This information does not constitute investment advice and is not intended as an endorsement of any specific investment. The information contained herein is general in nature and is provided solely for educational and informational purposes. The information provided does not constitute legal, financial or tax advice.

This material must be preceded or accompanied by the prospectus. Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which is available at www.merkgold.com/prospectus. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the investment Company act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust.
The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take considerable time depending on your location.

For a more complete discussion of the risk factors relative to the trust, carefully read the prospectus. The sponsor of the Trust is Merk Investments LLC (the "Sponsor"). Foreside Fund Services, LLC, provides marketing services to the Trust.

Disclosure

This presentation was prepared by Merk Investments LLC. Information presented is for general information purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any investment security. The information presented is the current view of the presenter and subject to change without notice. An investment in a strategy described herein has risks, including the risk of losing some or all of the invested capital. Before embarking on a described investment program, an investor should carefully consider the risks and suitability of the described strategy based on their own investment objectives and financial position. Past performance is no guarantee of future results.

The information presented may include opinions, projections and other "forward-looking statements." Due to numerous factors, actual events may differ substantially from those presented. Merk Investments assumes no duty to update any such forward-looking statements or any other information or opinions in this document. Any information and statistical data contained herein derived from third party sources are believed to be reliable, but Merk Investments does not represent that they are accurate, and they should not be relied on as such or be the basis for an investment decision.